Exhibit 10.1

MARATHON PETROLEUM CORPORATION
PERFORMANCE UNIT AWARD AGREEMENT
SYNERGY CAPTURE FOR 2019-2021 PERFORMANCE CYCLE

As evidenced by this Award Agreement and under the Amended and Restated Marathon Petroleum Corporation 2012 Incentive Compensation Plan (the “Plan”), MARATHON PETROLEUM CORPORATION (the “Corporation”) grants to [NAME] (the “Participant”), an employee of the Corporation or a Subsidiary, on [DATE] (the “Grant Date”), [NUMBER] performance units (“Performance Units”), conditioned upon the Corporation’s achievement of synergies captured (“Synergies Captured”) as established by the Compensation Committee of the Board of Directors of the Corporation (the “Committee”), and as adjusted and as subject to the following terms and conditions set forth herein.

1.    Relationship to the Plan. This grant of Performance Units is subject to all of the terms, conditions and provisions of the Plan and administrative interpretations thereunder, if any, that have been adopted by the Committee. Except as otherwise defined in this Award Agreement, capitalized terms shall have the same meanings given to them under the Plan. To the extent that any provision of this Award Agreement conflicts with the express terms of the Plan, the terms of the Plan shall control and, if necessary, the applicable provisions of this Award Agreement shall be hereby deemed amended so as to carry out the purpose and intent of the Plan. References to the Participant also include the heirs or other legal representatives of the Participant.

2.    Performance Periods and Determination of Payout Percentage; Enhanced Determination for Third Performance Period.

(a)    Performance Periods and Determination of Payout Percentage. Except as provided in subsections (b) and (c) of this Paragraph 2, one-third of the Performance Units shall be subject to vesting, determination and payment for each of the first, second and third “Performance Periods”, the duration of which and the Payout Percentage for the vested portion of the Performance Units is set forth in each table below. As soon as administratively feasible following the completion of a Performance Period, the Committee shall determine the Payout Percentage for that Performance Period using straight-line interpolation between the “Threshold” and the “Target” and between the Target and the “Maximum” (each as specified in each table below):

First Performance Period - October 1, 2018 through December 31, 2019
Synergy Capture Performance	Payout Percentage
Synergies Captured below $240,000,000	0%
Synergies Captured of $240,000,000 (Threshold)	50%
Synergies Captured of $480,000,000 (Target)	100%
Synergies Captured of $960,000,000 (Maximum)	200%

Second Performance Period - January 1, 2020 through December 31, 2020
Synergy Capture Performance	Payout Percentage
Synergies Captured below $355,000,000	0%
Synergies Captured of $355,000,000 (Threshold)	50%
Synergies Captured of $710,000,000 (Target)	100%
Synergies Captured of $1,420,000,000 (Maximum)	200%

Third Performance Period - January 1, 2021 through December 31, 2021
Synergy Capture Performance	Payout Percentage
Synergies Captured below $500,000,000	0%
Synergies Captured of $500,000,000 (Threshold)	50%
Synergies Captured of $1,000,000,000 (Target)	100%
Synergies Captured of $2,000,000,000 (Maximum)	200%

The Synergies Captured amounts for each Performance Period are cumulative, annual amounts.

The Committee has the sole and absolute authority to determine such amounts, which determination will be made in the January following the completion of the applicable Performance Period, or such other date as the Committee may determine and otherwise as soon as possible after the completion of the applicable Performance Period.

Notwithstanding anything herein to the contrary, the Committee has sole and absolute authority and discretion to reduce the Payout Percentage for any Performance Period as it may deem appropriate.

(b)    Enhanced Determination for Third Performance Period. If the Synergies Captured determined for the third Performance Period exceed the Target, the Committee shall determine the Payout Percentage for that Performance Period as otherwise provided in Paragraph 2(a), but with the number of Performance Units determined as the greater of (i) the number of Performance Units determined under the default rule in Paragraph 2(a) or (ii) the number of Performance Units determined using the following formula:

(PUatGD x Payout Percentage) - (PUPP1 + PUPP2)

and where for purposes of the formula “PUatGD” means the number of Performance Units awarded on the Grant Date, “Payout Percentage” means the Payout Percentage determined for the third Performance Period, “PUPP1” means the number of Performance Units determined for the first Performance Period, and “PUPP2” means the number of Performance Units determined for the second Performance Period, and where for purposes of the number of Performance Units determined for each of PUPP1 and PUPP2 is the product of the number of Performance Units allocable to the Performance Period multiplied by the Payout Percentage determined for the corresponding Performance Period.

(c)    Enhanced Determination for Accelerated Vesting. If, as determined by the Committee, the Synergies Captured at any time prior to the end of the third Performance Period reaches or exceeds the Maximum for the third Performance Period (the “Maximum Synergies Captured Date”), the Committee shall at that time determine the final Payout Percentage as 200%, but with the number of Performance Units determined using the following formula:

(PUatGD x 200%) - (PUPP1 (if applicable) + PUPP2 (if applicable))

and where for purposes of the formula “PUatGD” means the number of Performance Units awarded on the Grant Date, “PUPP1” means the number of Performance Units determined for the first Performance Period, if applicable, and “PUPP2” means the number of Performance Units determined for the second Performance Period, if applicable, and where for purposes of the number of Performance Units determined for each of PUPP1 and PUPP2 is the product of the number of Performance Units allocable to the Performance Period multiplied by the Payout Percentage determined for the corresponding Performance Period. In the event this Paragraph 2(c) applies, the current Performance Period will be the final Performance Period and will be deemed to have ended on the Maximum Synergies Captured Date, and all remaining future Performance Periods will not apply.

3.    Vesting and Payment of Performance Units. Unless the Participant’s right to the Performance Units is previously forfeited or vested in accordance with Paragraphs 4, 5, 6, 7 or 8, the Participant shall vest in the Performance Units allocable to a Performance Period and be entitled to receive a payment equal to the Payout Value on the date the Performance Period ends. The Payout Value on the vested Performance Units for a Performance Period shall be paid to the Participant in cash as soon as administratively feasible following the Committee’s determination under Paragraph 2 and, in any event, between the January 1 and March 15 immediately following the end of the applicable Performance Period. If, in accordance with the Committee’s determination under Paragraph 2, the Payout Value for a Performance Period is zero, the Participant shall immediately forfeit any and all rights to the Performance Units otherwise allocable to that Performance Period. Upon the vesting and/or forfeiture of the Performance Units for a Performance Period pursuant to this Paragraph 3 and the making of the related cash payment, if any, the rights of the Participant and the obligations of the Corporation under this Award Agreement for that Performance Period’s allocable Performance Units shall be satisfied in full.

4.    Participant’s Death During Employment. If Participant dies during Employment and prior to the close of the third Performance Period, Participant shall vest at the Target Synergy Capture Performance level with respect to the Performance Units allocable to all uncompleted Performance Periods as at the Participant’s date of death, and the Payout Value on such vested Performance Units shall be paid within 74 days of the Participant’s death, provided, however, that the timing of the payment within such 74-day period shall be determined in the sole discretion of the Committee and the Participant shall not directly or indirectly designate the taxable year of payment. Such vesting shall satisfy the rights of the Participant and the obligations of the Corporation under this Award Agreement in full.

5.    Termination of Employment. If Participant’s Employment is terminated by the Corporation or a Subsidiary or by the Participant on or after the one-year anniversary of the Grant Date and prior to the completion of a Performance Period, in each case other than for Cause, and in each case subject to (i) Paragraph 7’s provisions relating to termination of Employment after the occurrence of a Change in Control and (ii) the Participant’s satisfaction of Paragraph 8’s conditions precedent, the Participant will vest in a pro-rated portion of the Performance Units allocable to the uncompleted Performance Period, with such pro-ration determined on the basis of number of full months the Participant was in Employment status during the Performance Period divided by the number of full months in the Performance Period and be entitled to receive a Payout Value for such Performance Period. Payment on the vested Performance Units shall be made as otherwise provided under Paragraph 3 and, in any event, between the January 1 and March 15 immediately following the end of the applicable Performance Period. Upon the vesting of the Performance Units pursuant to this Paragraph 5 and the making of the related cash payment, if any, any remaining unvested Performance Units shall immediately be forfeited, and the rights of the Participant and the obligations of the Corporation under this Award Agreement shall be satisfied in full. The death of the Participant following the termination of the Participant’s Employment shall have no effect on the operation of this Paragraph 5.

6.    Termination of Employment due to Mandatory Retirement. In the event Participant’s Employment is terminated as a result of Mandatory Retirement prior to the completion of the third Performance Period, and subject to the Participant’s satisfaction of Paragraph 8’s conditions precedent, the Participant’s Performance Units for each remaining uncompleted Performance Period shall be settled based on the Payout Percentage determined for the applicable Performance Period, and the Participant will vest on the payment date for each remaining uncompleted Performance Period as otherwise provided in Paragraph 3 and, if applicable, Paragraph 7 and be entitled to receive a payment equal to the Payout Value determined for each such uncompleted Performance Period. The payment shall be made as otherwise provided in Paragraph 3 and, if applicable, Paragraph 7. Upon the vesting of the Performance Units for all Performance Periods pursuant to this Paragraph 6 and the making of any related cash payment(s), if any, the rights of the Participant and the obligations of the Corporation under this Award Agreement shall be satisfied in full. The death of the Participant following Mandatory Retirement shall have no effect on the operation of this Paragraph 6.

7.    Treatment upon a Change in Control. Upon the occurrence of a Change in Control, this Award Agreement will either be (i) to the extent permitted by Section 409A of the Code in the event any portion of this Award constitutes deferred compensation subject to Section 409A of the Code, paid within 12 months following the date the Change in Control occurred, or (ii) assumed or continued by the surviving or acquiring corporation. If this Award Agreement is not assumed or continued by the surviving or acquiring corporation, Participant shall vest in the Performance Units allocable to each uncompleted Performance Period at the greater of the Target Synergy Capture Performance level or the achievement of actual Synergy Capture Performance determined as of the date of the Change in Control. If this Award Agreement is assumed or continued the surviving or acquiring corporation, it will be converted into a time-based award with the number of Performance Units subject to the award equal to the greater of the achievement of the Target Synergy Capture Performance level or the achievement of actual Synergy Capture Performance for each Performance Period that is uncompleted on the date of the Change of Control. The assumed and converted award will then vest upon Participant’s continued employment through each applicable Performance Period as otherwise provided in this Award Agreement; provided, however, that, notwithstanding Paragraph 5, upon Participant’s termination of Employment prior to the end of the third Performance Period and prior to the second anniversary of the date the Change in Control occurred, any such assumed and converted award will immediately vest in full and shall be paid to Participant within 30 days of the date of Participant’s termination of Employment.

8.    Conditions Precedent. Participant’s services to the Corporation and its Subsidiaries are unique, extraordinary and essential to the business of the Corporation and its Subsidiaries, particularly in view of Participant’s access to the Corporation’s or its Subsidiaries’ confidential information and trade secrets. Accordingly, in consideration of this Award Agreement and by accepting this Award, Participant agrees that in order to otherwise vest in any right to payment of Performance Units under Paragraphs 3, 5 or 6, Participant must satisfy the following conditions to and including the vesting date for each applicable Performance Period:

(a)    Participant agrees that Participant will not, without the prior written approval of the Board, at any time during the term of Participant’s Employment and for a period of one year following the date on which Participant’s Employment terminates (the “Restricted Period”), directly or indirectly, serve as an officer, director, owner, contractor, consultant, or employee of any the following organizations (or any of their respective subsidiaries or divisions): BP plc, Chevron Corporation; ExxonMobil Corporation, HollyFrontier Corporation; PBF Energy Inc.; Phillips 66; Valero Energy Corporation; Buckeye Partners, L.P.; Enbridge Energy Partners, L.P.; Energy Transfer Partners; Enterprise Product Partners; Magellan Midstream Partners, L.P.; Phillips 66 Partners, L.P.; Plains All American Pipeline L.P.; Valero Energy Partners; Western Gas Partners, or otherwise engage in any business activity directly or indirectly competitive with the business of the Corporation or any of its Subsidiaries as in effect from time to time.

(b)    Participant agrees that during the term of Participant’s Employment and for a period of one year following the date on which Participant’s Employment terminates, Participant will not, alone or in conjunction with another party, hire, solicit for hire, aid in or facilitate the hire, or cause to be hired, either as an employee, contractor or consultant, any individual who is currently engaged, or was engaged at any time during the six month period prior such event, as an employee, contractor or consultant of the Corporation or any of its Subsidiaries.

(c)    Participant agrees that Participant may not, either during Participant’s Employment or thereafter, make or encourage others to make any public statement or release any information or otherwise engage in any conduct that is intended to, or reasonably could be foreseen to, embarrass, criticize or harm the reputation or goodwill of the Corporation or any of its Subsidiaries, or any of their employees, directors or shareholders; provided that this shall not preclude you from reporting to the Corporation’s management or directors or to the government or a regulator conduct you believe to be in violation of the law or the Corporation’s Code of Business Conduct or responding truthfully to questions or requests for information to the government, a regulator or in a court of law in connection with a legal or regulatory investigation or proceeding.

(d)    Participant agrees and understands that the Corporation and its Subsidiaries own and/or control information and material which is not generally available to third parties and which the Corporation or its Subsidiaries consider confidential, including, without limitation, methods, products, processes, customer lists, trade secrets and other information applicable to its business and that it may from time to time acquire, improve or produce additional methods, products, processes, customers lists, trade secrets and other information (collectively, the “Confidential Information”). Participant acknowledges that each element of the Confidential Information constitutes a unique and valuable asset of the Corporation and its Subsidiaries, and that certain items of the Confidential Information have been acquired from third parties upon the express condition that such items would not be disclosed to the Corporation or a Subsidiary and the officers and agents thereof other than in the ordinary course of business. Participant acknowledges that disclosure of the Confidential Information to and/or use by anyone other than in the Corporation’s or its Subsidiaries’ ordinary course of business would result in irreparable and continuing damage to the Corporation and its Subsidiaries. Accordingly, Participant agrees to hold the Confidential Information in the strictest secrecy, and covenants that, during the term of Participant’s Employment or at any time thereafter, Participant will not, without the prior written consent of the Board, directly or indirectly, allow any element of the Confidential Information to be disclosed, published or used, nor permit the Confidential Information to be discussed, published or used, either by Participant or by any third parties, except in effecting Participant’s duties for the Corporation and its Subsidiaries in the ordinary course of business.

(e)    Participant agrees that in addition to the forfeiture provisions otherwise provided for in this Award Agreement, upon Participant’s failure to satisfy in any respect of any of the conditions described in Paragraphs 8(a), (b), (c) or (d), any unvested and unpaid portion of this Award at the time of such breach shall be forfeited, and the rights of the Participant and the obligations of the Corporation under this Award Agreement shall be satisfied in full, in each case to the extent permitted by applicable law.

9.    Specified Employees. Notwithstanding any other provision of this Award Agreement to the contrary, if the Participant is a “specified employee” as determined by the Corporation in accordance with its established policy, any settlement of any portion of the Award under this Award Agreement that would be a payment of deferred compensation within the meaning of Section 409A of the Code with respect to the Participant as a result of the Participant’s “separation from service” as defined under Section 409A of the Code (other than as a result of death) and that would otherwise be paid within six months of the Participant’s separation from service shall be payable on the date that is one day after the earlier of (i) the date that is six months after the Participant’s separation from service, or (ii) the date that otherwise complies with the requirements of Section 409A of the Code. The payment of each amount under this Award Agreement as described herein is designated as a “separate payment” for purposes of Section 409A of the Code.

10.    Repayment or Forfeiture Resulting from Forfeiture Event.

(a)    If there is a Forfeiture Event either during the Participant’s Employment or within three years after termination of the Participant’s Employment, then the Committee may, but is not obligated to, cause some or all of the Participant’s outstanding Performance Units to be forfeited by the Participant.

(b)    If there is a Forfeiture Event either during the Participant’s Employment or within three years after termination of the Participant’s Employment and a payment has previously been made in settlement of Performance Units granted under this Award Agreement, the Committee may, but is not obligated to, require that the Participant pay to the Corporation an amount in cash (the “Forfeiture Amount”) up to (but not in excess of) the amount paid in settlement of the Performance Units.

(c)     This Paragraph 10 shall apply notwithstanding any provision of this Award Agreement to the contrary and is meant to provide the Corporation with rights in addition to any other remedy which may exist in law or in equity. This Paragraph 10 shall not apply to the Participant following the effective time of a Change in Control.

(d)    Notwithstanding the foregoing or any other provision of this Award Agreement to the contrary, the Participant agrees that the Corporation may also require that the Participant repay to the Corporation any compensation paid to the Participant under this Award Agreement, as is required by the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations thereunder or any other “clawback” provisions as required by law or by the applicable listing standards of the exchange on which the Common Stock is listed for trading.

11.    Taxes; Withholding. Pursuant to the applicable provisions of the Plan, the Corporation or its designated representative shall have the right to withhold applicable taxes from the amounts otherwise payable to the Participant pursuant to this Award Agreement, or from other compensation payable to the Participant by the Corporation or any of its Subsidiaries, at the time of or otherwise on account of the vesting and/or payment of any amount subject to or pursuant to this Award Agreement, and to the extent consistent with Section 409A of the Code.

12.    Nonassignability. Upon the Participant’s death, the Performance Units may be transferred by will or by the laws governing the descent and distribution of the Participant’s estate. Otherwise, the Participant may not sell, transfer, assign, pledge or otherwise encumber any portion of the Performance Units, and any attempt to sell, transfer, assign, pledge, or encumber any portion of the Performance Units shall have no effect.

13.    No Employment Guaranteed. Nothing in this Award Agreement shall give the Participant any rights to (or impose any obligations for) continued Employment by the Corporation, any Subsidiary or any affiliate thereof or successor thereto, nor shall it give such entities any rights (or impose any obligations) with respect to continued performance of duties by the Participant.

14.    Modification of Agreement. Any modification of this Award Agreement shall be binding only if evidenced in writing and signed by an authorized representative of the Corporation, provided, that, except as permitted under of Paragraph 7, no modification may, without the consent of the Participant, adversely affect the rights of the Participant hereunder.

15.    Termination of Employment. For purposes of this Award Agreement, “termination of Employment” and similar terms shall mean a “separation from service” within the meaning of Section 409A of the Code to the extent this Award provides for the payment of deferred compensation within the meaning of Section 409A of the Code.

16.    Controlling Law; Venue. This Award will be construed, interpreted and applied in accordance with the law of the State of Delaware, without giving effect to the choice of law provisions thereof. Participant agrees to irrevocably submit any dispute arising out of or relating to this Award to the exclusive jurisdiction of the United States District Court for the Northern District of Ohio, or, if federal jurisdiction is not available, the General Division of the Hancock County Common Pleas Court, which is located in City of Findlay, Ohio. Participant agrees to irrevocably waive, to the fullest extent permitted by applicable law, any objection Participant may now or hereafter have to the laying of venue of any such dispute brought in such specified court or any defense of inconvenient forum for the maintenance of such dispute, and Participant agrees to accept service of legal process from the courts of Ohio. Participant agrees to accept service of process by mail or by any other means sufficient to ensure that Participant receives a copy of the items served.

17.    Definitions. For purposes of this Award Agreement:

“Cause” shall have the same definition as under the Marathon Petroleum Corporation Amended and Restated Executive Change in Control Severance Benefits Plan, as in effect on the Grant Date, and such definition and associated terms are hereby incorporated into this Award Agreement by reference.

“Change in Control” shall have the same definition as under the Marathon Petroleum Corporation Amended and Restated Executive Change in Control Severance Benefits Plan, as in effect on the Grant Date, and such definition and associated terms are hereby incorporated into this Award Agreement by reference; provided, to the extent this Award provides for the payment of deferred compensation within the meaning of Section 409A of the Code, the events constituting a Change in Control shall have the meaning and are intended to be events constituting a change in ownership or a change in effective control for purpose of Section 409A of the Code.

“Employment” means employment with the Corporation or any of its Subsidiaries. For purposes of this Award Agreement, Employment shall also include any period of time during which the Participant is on Disability status. The length of any period of Employment shall be determined by the Corporation or the Subsidiary that either (i) employs the Participant or (ii) employed the Participant immediately prior to the Participant’s termination of Employment.

“Forfeiture Event” means the occurrence of at least one of the following: (a) the Corporation is required, pursuant to a determination made by the Securities and Exchange Commission or by the Audit Committee of the Board, to prepare a material accounting restatement due to the noncompliance of the Corporation with any financial reporting requirement under applicable securities laws as a result of misconduct, and the Committee determines that (i) the Participant knowingly engaged in the misconduct, (ii) the Participant was grossly negligent with respect to such misconduct or (iii) the Participant knowingly or grossly negligently failed to prevent the misconduct; or (b) the Committee concludes that the Participant engaged in fraud, embezzlement or other similar misconduct materially detrimental to the Corporation.

“Mandatory Retirement” means, as determined by the Board of Directors of the Corporation (or its delegate), a Participant’s mandatory retirement under the Marathon Petroleum Corporation Mandatory Retirement Policy, or equivalent thereto, provided such Mandatory Retirement constitutes a separation from service within the meaning of Section 409A of the Code.

“Payout Percentage” means the percentage (from 0% to 200%) determined by the Committee in accordance with the procedures set forth in Paragraph 2, and which percentage shall be used to determine the Payout Value.

“Payout Value” means the product of the Payout Percentage, the applicable number of Performance Units for the applicable Performance Period, and $1.00.

Marathon Petroleum Corporation

By:
Its Authorized Officer

I AGREE TO THE TERMS AND CONDITIONS OF THIS AWARD AGREEMENT:

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